Exhibit 5.1

July 22, 2020

Verb Technology Company, Inc.

2210 Newport Boulevard, Suite 200

Newport Beach, CA 92663

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Verb Technology Company, Inc., a Nevada corporation (the “Company”) of up to $2,300,000 in the aggregate of shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, including Shares purchasable by the underwriter upon its exercise of an over-allotment option granted to the underwriter by the Company. The Shares are being sold to the underwriter named in, and pursuant to, an underwriting agreement among the Company and such underwriter (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Nevada Revised Statutes and the law of New York.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ TROUTMAN PEPPER HAMILTON SANDERS LLP

Troutman Pepper Hamilton Sanders LLP